Exhibit 99.1

Meta Financial Group, Inc.® Declares Cash Dividend

Sioux Falls, S.D., August 27, 2020 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.® (Nasdaq: CASH) (the “Company”) announced that the Company will pay a cash dividend of $0.05 per share for the fourth fiscal quarter of 2020. This dividend will be payable on October 1, 2020 to shareholders of record as of September 10, 2020.
At June 30, 2020, the Company had total assets of $8.78 billion and shareholders’ equity of $829.9 million.
This press release and other important information about the Company are available at metafinancialgroup.com.

About Meta Financial Group
Meta Financial Group, Inc.® (Nasdaq: CASH) is a South Dakota-based financial holding company. Meta Financial Group’s banking subsidiary, MetaBank®, N.A., (“Meta”), is a leader in providing innovative financial solutions to consumers and businesses in under-served niche markets and believes in financial inclusion for all. Meta’s commercial lending division works with high-value niche industries, rapid-growth companies and technology adopters to grow their businesses and build more profitable customer relationships nationwide. Meta is one of the largest issuers of prepaid cards in the U.S., having issued more than a billion cards in partnership with banks, program managers, payments providers and other businesses, and offers a total payments services solution that includes ACH origination, wire transfers, and more. For more information, visit the Meta Financial Group website.

Investor Relations:
Brittany Kelley Elsasser
Director of Investor Relations
605.362.2423
bkelley@metabank.com

Media Relations:
mediarelations@metabank.com